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                                                                    EXHIBIT 16.1


Securities And Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: 1st Net Technologies, Inc.'s Registration Statement on Form 10-SB under Rule 12(g) of The Securities and Exchange Act of 1934 (to be filed on or about August 20, 1999)

Ladies and Gentlemen:

     The purpose of this letter is to satisfy the requirements of Item 304(a)(3) of Regulation S-B with the intent that 1st Net Technologies, Inc. ("1st Net") will lodge this letter as Exhibit 16.1 to its Form 10-SB referenced above (the "Form 10-SB"). We agree with the statements made by 1st Net in its Form 10-SB,
Item 3, Changes in and Disagreements With Accountants.

                           Cordovano and Harvey, P.C.